EXHIBIT 23.3


                          CONSENT OF ERNST & YOUNG LLP


         We consent to the incorporation by reference of our report dated April 14, 1997 accompanying the financial statement and schedules of:

         (a)      Santa Anita Companies

         (b)      Santa Anita Realty Enterprises, Inc., and

         (c)      Santa Anita Operating Company and Subsidiaries

appearing in the above-listed entities' Annual Report on Form 10-K, as amended by amendments on Form 10-K/A, for the year ended December 31, 1996 in the joint Registration Statement on Form S-3 and related Prospectus filed by Meditrust Corporation (formerly know as "Santa Anita Realty Enterprises, Inc.") and Meditrust Operating Company (formerly known as "Santa Anita Operating Company").


                                Ernst & Young LLP


Los Angeles, California
November 24, 1997